Exhibit 10.4

Execution Version

VERB TECHNOLOGY COMPANY, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made and entered into as of the____day of August, 2025, by and between Verb Technology Company, Inc., a Nevada corporation (the “Corporation”), and ________________(“Indemnitee”).

WITNESSETH:

WHEREAS, Indemnitee is currently serving or is about to begin serving as a director and/or Officer (as hereinafter defined) of the Corporation, and Indemnitee is willing, subject to, among other things, the Corporation’s execution and performance of this Agreement, to continue in or assume such capacity or capacities;

WHEREAS, the Amended and Restated Bylaws of the Corporation provide that the Corporation shall indemnify and advance expenses to all directors and officers of the Corporation in the manner set forth therein and to the fullest extent permitted by applicable law, and to such greater extent as applicable law may thereafter permit, and the Articles of Incorporation(as hereinafter defined) provide for the limitation of liability for directors and officers of the Corporation and the right to indemnification to the extent and in the manner set forth therein; and

WHEREAS, in order to induce Indemnitee to provide services as contemplated hereby, the Corporation has deemed it to be in its best interest to enter into this Agreement with Indemnitee;

NOW, THEREFORE, in consideration of Indemnitee’s agreement to provide services to the Corporation and/or certain of its affiliates as contemplated hereby, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):

“Articles of Incorporation” means the Articles of Incorporation of the Corporation (as they may be amended or restated from time to time;

“Board of Directors” means the board of directors of the Corporation.

“Bylaws” means the Amended and Restated Bylaws of the Corporation (as they may be amended or restated from time to time;

“Change of Control” means:

(i)	The acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2), and (3) of subsection (iii) of this definition; or
(ii)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii)	Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(iv)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation; or
(v)	A change of control as defined in any employment agreement, change of control agreement, or other agreement between the Corporation and Indemnitee.

“Covered Capacity” means, with respect to any person, that such person (or a person for whom he or she is serving as a legal representative) is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as director, manager, officer, trustee, general partner, member, fiduciary, employee, or agent of any other entity or enterprise, in each case (i) whether or not such person was serving in that capacity at the time any liability or expense is incurred and (ii) whether the basis for any Proceeding brought against such person is alleged action in an official capacity as a director, manager, officer, trustee, general partner, member, fiduciary, employee, or agent or any other capacity while serving as a director, manager, officer, trustee, general partner, member, fiduciary, employee or agent;

“Exchange Act” means the Securities Act of 1934, as amended;

“Expenses” include all direct and indirect costs, fees, and expenses of any type or nature, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in a Proceeding, including reasonable compensation for time spent by Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. “Expenses” also include expenses incurred in connection with any appeal resulting from any Proceeding, including the premium for, security for, and other costs relating to, any cost bond, supersedeas bond, or other appeal bond or its equivalent. “Expenses” do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five (5) years has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. The term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement, the Articles of Incorporation, the Bylaws of the Corporation, or under any agreement between Indemnitee and the Corporation.

“NRS” means the Nevada Revised Statutes (as amended from time to time).

“Officer” means the President, the Treasurer, the Secretary, the Chief Executive Officer, the Chief Financial Officer, and each Vice President of the Corporation and any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan, or other enterprise for which such person is or was serving in such position at the request of the Corporation (and all variants of the preceding positions such as assistant treasurer, assistant secretary, senior vice president, and similar modifications), in each case elected or appointed pursuant to proper corporate authority, and each other person designated by the President of the Corporation from time to time as constituting an “Officer.”

“Proceeding” includes a threatened, pending, or completed action, suit, arbitration, alternate dispute resolution, investigation, inquiry, administrative hearing, appeal, or any other actual, threatened, or completed proceedings with or brought in the right of the Corporation or otherwise and whether civil, criminal ,administrative, or investigative in nature.

ARTICLE II

SERVICES BY INDEMNITEE

Section 2.1 Indemnitee agrees to serve, or continue to serve, in his or her current capacity or capacities as a director, Officer, employee, agent, or fiduciary of the Corporation, as applicable. Indemnitee may also serve, as the Corporation may reasonably request from time to time, as a director, Officer, manager, member, partner, employee, agent, or fiduciary of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan, or other enterprise in which the Corporation has an interest. Indemnitee and the Corporation each acknowledge that they have entered into this Agreement as a means of inducing Indemnitee to serve or to continue to serve the Corporation in such capacities. Indemnitee may at any time and for any reason resign from such position or positions (subject to any other contractual obligation or any obligation imposed by operation of law). The Corporation shall have no obligation under this Agreement to continue Indemnitee in any such position for any period of time and shall not be precluded by the provisions of this Agreement from removing Indemnitee from any such position at any time.

ARTICLE III

THIRD-PARTY PROCEEDINGS

Section 3.1. The Corporation shall indemnify Indemnitee if he or she was or is a party or is threatened to be made a party to, or witness or other participant in, any Proceeding, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was serving or acting in a Covered Capacity, against Expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding if he or she: (a) is not liable pursuant to NRS Section 78.138 or (b) acted in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that Indemnitee is liable pursuant to NRS Section 78.138 or did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

ARTICLE IV

DERIVATIVE ACTIONS

Section 4.1. The Corporation shall indemnify Indemnitee if he or she was or is a party or is threatened to be made a party to, or witness or other participant in, any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that Indemnitee is or was serving or acting in a Covered Capacity, against Expenses and amounts paid in settlement thereof if Indemnitee: (a) is not liable pursuant to NRS Section 78.138 or (b) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue, or matter as to which Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper.

ARTICLE V

PARTY WHO IS WHOLLY OR PARTIALLY SUCCESSFUL

Section 5.1. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to or a participant in and is successful on the merits or otherwise in any Proceeding or in defense of any claim, issue, or matter in any Proceeding, in whole or in part, to which Indemnitee was or is a party or is otherwise involved by reason of the fact that he or she is or was serving or acting in a Covered Capacity, the Corporation shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding or defense. If Indemnitee is not wholly successful in the Proceeding, the Corporation shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each claim, issue, or matter on which Indemnitee was successful. The termination of any claim, issue, or matter in the Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order, or otherwise, shall be deemed to be a successful result as to such Proceeding, claim, issue, or matter, so long as there has been no finding that Indemnitee (i) is liable pursuant to NRS Section 78.138 or (ii) did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding or action, had no reasonable cause to believe his or her conduct was unlawful.

ARTICLE VI

EXPENSES AS WITNESS

Section 6.1. To the extent Indemnitee is, by reason of his or her serving or acting in a Covered Capacity, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified and held harmless against all Expenses actually and reasonably incurred by or her or on his or her behalf in connection with the Proceeding and his or her acting as a witness in it.

ARTICLE VII

EXCLUSIONS

Section 7.1. Notwithstanding any provision in this Agreement, the Corporation is not obligated under this Agreement to make any indemnification payments in connection with any claim made against Indemnitee:

(a)	For which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, or other indemnity provision or otherwise;
(b)	For an accounting of profits made from the purchase and sale, or sale and purchase, by Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act; or
(c)	Except as provided for in Sections 8.1 or 12.3 of this Agreement, in connection with any Proceeding or any part of any Proceeding, initiated by Indemnitee, including those initiated against the Corporation or its officers, directors, or employees, unless (i) the Board of Directors authorizes the Proceeding or part thereof before its initiation, (ii) the Corporation provides the indemnification in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) otherwise required by applicable law; provided, for the avoidance of doubt, Indemnitee shall not be deemed for purposes of this paragraph, to have initiated any Proceeding (or any part of a Proceeding) by reason of (A) having asserted any affirmative defenses in connection with a claim not initiated by Indemnitee or (B) having made any counterclaim (whether permissive or mandatory) in connection with any claim not initiated by Indemnitee.

ARTICLE VIII

ADVANCEMENT OF EXPENSES

Section 8.1. Notwithstanding any other provision of this Agreement and to the fullest permitted by applicable law, the Corporation shall advance the Expenses incurred by Indemnitee, or reasonably expected by Indemnitee to be incurred by him or her within three months, in connection with any Proceeding to which Indemnitee was or is a party or is otherwise involved by reason of the fact that he or she is or was serving or acting in a Covered Capacity, as soon as practicable but in any event not more than ten (10) days after receipt by the Corporation of a statement requesting the advances, whether the statement is submitted before or after final disposition of any Proceeding. Unless otherwise required by law, the Corporation shall not require that Indemnitee provide any form of security for repayment of or charge any interest on any amounts advanced pursuant to this Section 8.1. The advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to any belief or determination as to Indemnitee’s ultimate entitlement to be indemnified. Advances shall include any and all reasonable Expenses incurred in pursuing a Proceeding to enforce the right of advancement, including Expenses incurred in preparing statements to the Corporation to support the advances claimed. Indemnitee qualifies for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Corporation of an undertaking providing that Indemnitee undertakes to repay the advance to the extent it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under the provisions of this Agreement, the Articles of Incorporation, Bylaws of the Corporation, or an agreement between the Corporation and Indemnitee. This section does not apply to any claim made by Indemnitee for any indemnification payment that is excluded pursuant to Section 7.1 of this Agreement.

ARTICLE IX

NOTICES

Section 9.1. Indemnitee agrees to notify the Corporation in writing promptly after being served with any summons, citation, subpoena, complaint, indictment, inquiry, information request, or other document relating to any Proceeding or matter that may be subject to indemnification, hold harmless, or exoneration rights or the advancement of expenses; provided, however, that the failure of Indemnitee so to notify the Corporation shall not relieve the Corporation of any obligation it may have to Indemnitee under this Agreement or otherwise. Indemnitee may deliver to the Corporation a written application to indemnify and hold harmless Indemnitee in accordance with this Agreement. The application may be delivered from time to time and may be amended and supplemented and at such times as Indemnitee deems appropriate in his or her sole discretion. After a written application for indemnification is delivered by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined pursuant to Articles X, XI, and XII of this Agreement. If, at the time of the receipt of a notice of a Proceeding or otherwise pursuant to the terms hereof, the Corporation has directors’ and officers’ liability insurance in effect that may be applicable to the Proceeding or other matter so noticed, the Corporation shall give prompt notice of the commencement of the Proceeding or other matter so noticed to the insurers in accordance with the procedures set forth in the applicable policies. The Corporation shall thereafter take all commercially reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding or other matter so noticed in accordance with the terms of such policies.

ARTICLE X

PROCEDURES

Section 10.1. To the fullest extent permitted by law, the indemnification provided for in this Agreement shall be deemed mandatory. To the extent that, under applicable law, any indemnification provided for in this Agreement is treated as discretionary, any indemnification determination, unless ordered by a court or advanced pursuant to Section 8.1 of this Agreement, may be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of Indemnitee is proper in the circumstances. Such determination must be made:

(a)	by the stockholders of the Corporation;
(b)	by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the Proceeding;
(c)	if a majority vote of a quorum of directors who are not parties to the Proceeding so orders, by Independent Counsel in a written opinion; or
(d)	if a quorum consisting of directors who are not parties to the Proceeding cannot be obtained, by Independent Counsel in a written opinion.

Notwithstanding the foregoing, if at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding there shall have occurred a Change of Control, the Board of Directors shall direct (unless Indemnitee otherwise agrees in writing) that the indemnification determination shall be made by Independent Counsel in a written opinion.

Section 10.2. If the determination of Indemnitee’s entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel must be selected as provided in this Section 10.2. The Independent Counsel shall be selected by Indemnitee and Indemnitee must give written notice to the Corporation advising it of the Independent Counsel’s identity so selected, unless Indemnitee requests in writing that the Independent Counsel be selected by the Board of Directors. If the Independent Counsel is selected by the Board of Directors, the Corporation must give written notice to Indemnitee setting forth the identity of the Independent Counsel. In either event, Indemnitee or the Corporation, as the case may be, may, within ten (10) days after the written notice of selection is received, deliver to the other party a written objection to the selection. The objection may be asserted only on the grounds that the Independent Counsel selected does not meet the requirements of an “Independent Counsel” as defined in Article I of this Agreement, and the objection must set forth with particularity the factual basis of the assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If within twenty (20) days after submission by Indemnitee of a request for indemnification, no Independent Counsel has been selected, either the Corporation or Indemnitee may petition a court with jurisdiction over the parties for resolution of the objection and/or the appointment of a person to be Independent Counsel selected by the court.

Section 10.3. The Corporation agrees to pay the reasonable fees and Expenses of Independent Counsel and to indemnify fully and hold the Independent Counsel harmless against any and all Expenses, claims, liabilities, and damages arising out of or relating to this Agreement or the Independent Counsel’s engagement.

Section 10.4. The Corporation must promptly advise Indemnitee in writing if a determination is made that Indemnitee is not entitled to indemnification and must include a description of the reasons or basis for denial. If it is determined Indemnitee is entitled to indemnification, the payment to Indemnitee must be made as soon as practicable but in no event more than ten (10) days after the determination. Indemnitee must reasonably cooperate with the persons making the determination and, upon request, must provide such persons with documents and information (that are not privileged or otherwise protected) reasonably available to Indemnitee and reasonably necessary to the determination. All Expenses incurred by Indemnitee in cooperating with the persons making the determination shall be paid by the Corporation (irrespective of the determination as to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless from those Expenses.

ARTICLE XI

PRESUMPTIONS

Section 11.1. In determining whether Indemnitee is entitled to indemnification under this Agreement, the person or persons making the determination must presume that Indemnitee is entitled to indemnification under this Agreement and the Corporation has the burden of proof to overcome that presumption. Moreover, if at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control, the foregoing presumption may only be overcome by clear and convincing evidence. Neither of the following is a defense to an action seeking a determination granting indemnity to Indemnitee or creates a presumption that Indemnitee has not met the applicable standard of conduct: (i) the failure of the Corporation (including its directors or Independent Counsel) to have made a determination before the beginning of an action seeking a ruling that indemnification is proper nor (ii) an actual determination by the Corporation (including its directors or Independent Counsel) that Indemnitee has not met the applicable standard of conduct.

Section 11.2. If the persons or entity selected under Article X of this Agreement to determine whether Indemnitee is entitled to indemnification have not made a determination within thirty (30) days after receipt by the Corporation of the request for it, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee is entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact or an omission of material fact necessary to make his or her statements not materially misleading made in connection with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a final judicial determination that indemnification is expressly prohibited under applicable law. The 30-day period may be extended for a reasonable time, not to exceed fifteen (15) additional days, if the persons or entity making the determination requires the additional time for obtaining or evaluating documents or information.

Section 11.3. The termination of any Proceeding or any claim therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere does not (except as expressly provided elsewhere in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any particular standard of conduct, did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe his or her conduct was unlawful.

Section 11.4. In determining good faith, Indemnitee must be deemed to have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation if Indemnitee’s action is based on the records or books of account of the Corporation, including financial statements, or on information, opinions, reports, or statements supplied to Indemnitee by the directors or officers of the Corporation or other enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or the enterprise or on information or records given or reports made by an independent certified public accountant or by an appraiser or other expert. The provisions of this Section 11.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

Section 11.5. The knowledge and actions or failures to act of any other director, officer, trustee, partner, member, fiduciary, agent, or employee of the Corporation or other enterprise shall not be imputed to Indemnitee for the purposes of determining his or her right to indemnification.

ARTICLE XII

REMEDIES OF INDEMNITEE

Section 12.1. If a determination is made that Indemnitee is not entitled to indemnification under this Agreement, any judicial Proceeding or arbitration begun pursuant to this Agreement must be conducted in all respects as a de novo trial or arbitration on the merits and Indemnitee shall not be prejudiced by reason of the adverse determination. In such a Proceeding or arbitration, Indemnitee is presumed to be entitled to indemnification and the Corporation has the burden of proving Indemnitee is not entitled to be indemnified. Moreover, if at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control, the Corporation will be deemed to have satisfied such burden only if it meets the standard of proof by clear and convincing evidence. The Corporation may not refer to or introduce into evidence any determination made pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee begins a judicial Proceeding or arbitration seeking indemnification, Indemnitee is not required to reimburse the Corporation for any advances pursuant to Section 8.1 of this Agreement until a final determination is made with respect to Indemnitee’s right to indemnification, after all rights of appeal have been exhausted or lapsed.

Section 12.2. If it has been determined that Indemnitee is entitled to indemnification, the Corporation is bound by that determination in any judicial Proceeding or arbitration commenced by Indemnitee seeking to compel the indemnification, absent (i) a misstatement by Indemnitee of a material fact or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading connected with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a prohibition of the indemnification under applicable law. In any Proceeding or arbitration commenced by Indemnitee seeking indemnification, the Corporation is precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding, and enforceable and must stipulate that the Corporation is bound by all the provisions of this Agreement.

Section 12.3. The Corporation shall indemnify and hold harmless Indemnitee to the fullest extent permitted by applicable law against all Expenses and, upon Indemnitee’s request, shall advance to Indemnitee, within ten (10) days after the Corporation’s receipt of a request, Indemnitee’s Expenses incurred in connection with any judicial Proceeding or arbitration brought by Indemnitee to enforce his or her right for indemnification under this Agreement, the Articles of Incorporation, the Bylaws or any other agreement with the Corporation, or to recover advances under any insurance policy maintained for the benefit of Indemnitee, regardless of whether Indemnitee is ultimately determined to be entitled to such indemnification, advance, or insurance recovery.

ARTICLE XIII

CONTRIBUTION; JOINT LIABILITY

Section 13.1. To the fullest extent permissible under applicable law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever (other than by reason of the language of any express exclusion contained in this Agreement), the Corporation, instead of indemnifying and holding Indemnitee harmless, shall contribute to the payment thereof, in the first instance, by paying the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement, and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to the payment, and the Corporation hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee. The Corporation shall not enter into any settlement of any Proceeding in which the Corporation is jointly liable with Indemnitee, or would be joined in the Proceeding, unless the settlement provides for a full and final release of all claims asserted against Indemnitee. The Corporation hereby agrees to indemnify fully and hold harmless Indemnitee from any claims for contribution that may be brought by officers, directors, or employees of the Corporation other than Indemnitee who may be jointly liable with Indemnitee.

ARTICLE XIV

SUBROGATION

Section 14.1. If any payment is made under this Agreement, the Corporation is subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who must within a reasonable period of time after payment execute all papers required and take all action necessary to secure those rights, including the execution of such documents as are necessary to enable the Corporation to bring suit to enforce those rights.

ARTICLE XV

SEVERABILITY

Section 15.1. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, but not limited to, each portion of any paragraph containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, each such portion of any paragraph containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

ARTICLE XVI

MISCELLANEOUS

Section 16.1. Non-Exclusivity of Rights. The rights of Indemnitee under this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under the law, the Articles of Incorporation, the Bylaws, or any agreement. The indemnification and advancement of Expenses for Indemnitee who has ceased to be a director, officer, employee, or agent shall continue in full force and effect and shall inure to the benefit of the heirs, executors, and administrators of Indemnitee. The rights of Indemnitee under this Agreement shall be contract rights. No amendment, alteration, or repeal of this Agreement can limit or restrict any right of Indemnitee under this Agreement with respect to any action taken before the amendment, alteration, or repeal. If a change in applicable law permits greater indemnification than that which would be afforded under this Agreement, it is the intent of the Corporation that Indemnitee shall enjoy by this Section 16.1 the greater benefits so afforded.

Section 16.2. Acknowledgment of Certain Matters. Both the Corporation and Indemnitee acknowledge that, in certain instances, applicable law or public policy may prohibit indemnification of Indemnitee by the Corporation under this Agreement or otherwise. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake, by the Securities and Exchange Commission, to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify Indemnitee.

Section 16.3. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

Section 16.4. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are superseded by this Agreement.

Section 16.5. Certain Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is intended to be retroactive and shall be available as to events occurring prior to the date of this Agreement and (ii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective heirs, personal representatives, successors, and assigns.

Section 16.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without regard to any principles of conflict of laws that, if applied, might permit or require the application of the laws of a different jurisdiction.

Section 16.7. Headings. The Article and Section headings in and referred to in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 16.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 16.9. Use of Certain Terms. As used in this Agreement, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection, or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

[Signatures appear on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

VERB TECHNOLOGY COMPANY, INC.

By:
Name:
Title:

INDEMNITEE:

Name:

[Signature Page to the Indemnification Agreement]